                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              Immunex Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [LOGO OF IMMUNEX]

March 16, 2001

Dear Immunex Shareholders:

  I am pleased to invite you to our annual meeting of shareholders. The meeting will be at 9:00 a.m. on Thursday, April 26, 2001 at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington.

  At the meeting, you will elect nine directors to our Board of Directors, vote upon a proposal to ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex and transact any business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Immunex and our operations, including our audited financial statements, in the enclosed 2000 annual report to shareholders.

  We hope you can join us on April 26. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                          Sincerely,


                                          Barry G. Pea
                                          Secretary

                               [LOGO OF IMMUNEX]
                             51 University Street
                           Seattle, Washington 98101

                                                                 March 16, 2001

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held Thursday, April 26, 2001

                             ---------------------

Dear Immunex Shareholders:

  On Thursday, April 26, 2001, Immunex Corporation will hold its annual meeting of shareholders at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington. The annual meeting will begin at 9:00 a.m. Only shareholders who owned stock at the close of business on the record date, March 5, 2001, can vote at this meeting or any adjournments that may take place. At the annual meeting, we will ask you to:

  . Elect a Board of Directors;

  . Ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex; and

  . Transact any other business properly presented at the meeting.

  Your Board of Directors recommends that you vote in favor of the two proposals outlined in this Proxy Statement.

  At the meeting, we will also report on our 2000 business results and other matters of interest to shareholders.

  To assure your representation at the annual meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

  The approximate date of mailing for this proxy statement and accompanying proxy card(s) is March 16, 2001.

                                          By Order of the Board of Directors,

                                          Barry G. Pea
                                          Secretary

 Please note that attendance at the annual meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of Immunex.

                                    CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING............................   1
 General..................................................................   1
 Record Date and Outstanding Shares.......................................   1
 Quorum...................................................................   1
 Revocability of Proxies..................................................   1
 Solicitation of Proxies..................................................   1
 Voting...................................................................   1
PRINCIPAL SHAREHOLDERS....................................................   2
SECURITY OWNERSHIP OF MANAGEMENT..........................................   3
PROPOSAL 1: ELECTION OF DIRECTORS.........................................   4
 Information on Committees of the Board of Directors and Meetings.........   6
 Compensation of Directors................................................   7
PROPOSAL 2: RATIFICATION OF THE INDEPENDENT AUDITORS......................   8
RELATIONSHIP WITH AHP.....................................................   8
 Background...............................................................   8
 Governance Agreement.....................................................   9
  Overview................................................................   9
  Designation of Candidates for our Board.................................   9
  Approval Rights.........................................................  10
  Subscription Rights of AHP..............................................  11
  Transfer of our Common Stock by AHP.....................................  11
  Material Transactions with AHP..........................................  11
  Registration Rights.....................................................  11
  Termination.............................................................  12
 Product Rights Agreement.................................................  12
 TACE Agreements..........................................................  13
 TNFR License and Development Agreement...................................  14
 Agreements Related to the Manufacturing of Enbrel........................  14
 Enbrel Promotion Agreement...............................................  14
 Convertible Subordinated Note............................................  15
EXECUTIVE OFFICERS........................................................  16
EXECUTIVE COMPENSATION....................................................  17
 Summary Compensation Table...............................................  17
 Option Grants in Fiscal 2000.............................................  18
 Option Exercises in Fiscal 2000 and Year-End Values......................  18
 Change in Control and Employment Agreements..............................  18
 Compensation Committee Interlocks and Insider Participation..............  19
REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND THE
 STOCK OPTION PLAN ADMINISTRATION COMMITTEE...............................  19
PERFORMANCE GRAPH.........................................................  22
 Comparison of Cumulative Total Return Among Immunex, S&P 500 Index and
  Nasdaq Pharmaceutical Index.............................................  22
REPORT OF THE AUDIT COMMITTEE.............................................  22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................  23
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING.............................  23
OTHER MATTERS.............................................................  24
Appendix A--IMMUNEX CORPORATION AUDIT COMMITTEE CHARTER................... A-1

                               [LOGO OF IMMUNEX]

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The Board of Directors of Immunex Corporation is sending you this proxy statement in connection with its solicitation of proxies for use at Immunex's 2001 annual meeting of shareholders. The annual meeting will be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington on Thursday, April 26, 2001 at 9:00 a.m. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy card(s) on or about March 16, 2001.

Record Date and Outstanding Shares

  Only those shareholders who owned common stock at the close of business on March 5, 2001, the record date for the annual meeting, can vote. At that date, there were 541,457,561 issued and outstanding shares of common stock.

Quorum

  A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote and present, whether in person or by proxy, at the annual meeting.

Revocability of Proxies

  If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

  .  notifying the Secretary of Immunex in writing before the annual meeting;

  . delivering to the Secretary of Immunex before the annual meeting a signed proxy with a later date; or

  .  attending the annual meeting and voting in person.

Solicitation of Proxies

  We retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $5,000, plus expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting

  You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, will be elected to the Board.

You are not entitled to cumulate votes in the election of directors. To ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex, the affirmative vote of the holders of a majority of common stock present, in person or by proxy, and entitled to vote at the annual meeting, is required.

  If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in the proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

  Abstention and broker non-votes will have no effect on either of the proposals to be voted on at the annual meeting since they will not represent votes cast at the annual meeting for the purpose of voting on such proposals.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth as of December 31, 2000, information regarding all shareholders known by Immunex to be the beneficial owners of more than 5% of our outstanding voting securities, based on publicly available information.

Name and Address of                 Title of   Amount and Nature of Percent of
Beneficial Owner                     Class     Beneficial Ownership   Class
-------------------               ------------ -------------------- ----------
American Home Products
 Corporation..................... Common Stock    223,378,088(1)       41.3%
 Five Giralda Farms
 Madison, New Jersey 07940
FMR Corp. ....................... Common Stock     66,554,096(2)       12.3%
 82 Devonshire Street
 Boston, Massachusetts 02109
Wellington Management Company,
 LLP............................. Common Stock     28,591,990(3)        5.3%
 75 State Street
 Boston, Massachusetts 02109

---------------------
(1) In a filing on Schedule 13D/A, dated November 16, 2000, American Home Products Corporation, or AHP, reported shared voting and dispositive power over all of the shares that it beneficially owns. These shares include shares held by two wholly owned subsidiaries of AHP.

(2) In a filing on Schedule 13G/A, dated February 14, 2001, FMR Corp. reported sole voting power with respect to 8,099,088 shares and sole dispositive power with respect to 66,554,096 shares. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 57,690,138 shares. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity) and the funds each has sole power to dispose of 57,690,138 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has sole power to vote or direct the voting of shares owned directly by the funds. Fidelity Management Trust Company, or FMTC, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,740,390 shares. Edward C. Johnson 3d and FMR Corp. (through its control of FMTC), each has sole dispositive power over 5,740,390 shares and sole power to vote or to direct the voting of 4,975,520 shares and no power to vote or direct the voting of 764,870 shares owned by certain institutional accounts. Edward C. Johnson 3d owns 12.0% of the outstanding voting stock of FMR Corp. and Abigail Johnson, a director of FMR Corp., owns 24.5% of the outstanding voting stock of FMR Corp. Members of the Edward C.

    Johnson 3d family, which collectively control approximately 49% of the voting power of FMR Corp., may be deemed, under the Investment Company Act of 1940, to form a "controlling group" with respect to FMR Corp. The foregoing information is based solely on a review of the referenced
    Schedule 13G/A.

(3) In a filing on Schedule 13G, dated February 14, 2001, Wellington Management Company, LLP, or WMC, reported that WMC, in its capacity as investment advisor, may be deemed to beneficially own 28,591,990 shares which are held of record by clients of WMC. WMC further reported shared voting power with respect to 15,632,590 shares and shared dispositive power with respect to 28,326,790 shares. WMC reported sole voting or dispositive power over no shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of March 5, 2001, the number of our outstanding voting securities beneficially owned by (1) each director and each director nominee, (2) each executive officer for whom compensation is reported in this proxy statement, and (3) all current directors and executive officers as a group.

                                    Title of   Amount and Nature of Percent of
Name of Beneficial Owner             Class     Beneficial Ownership   Class
------------------------          ------------ -------------------- ----------
Edward V. Fritzky................ Common Stock    2,797,682( 1)          *
Peggy V. Phillips................ Common Stock     1,139,030(2)          *
Douglas E. Williams.............. Common Stock       839,100(3)          *
John E. Lyons.................... Common Stock       279,000(4)          *
David A. Mann.................... Common Stock       260,520(5)          *
Barry G. Pea..................... Common Stock       125,660(6)          *
Edith W. Martin.................. Common Stock        63,000(7)          *
Kirby L. Cramer.................. Common Stock        54,000(8)          *
Robert J. Herbold................ Common Stock            --            --
Joseph M. Mahady................. Common Stock            --            --
Lawrence V. Stein................ Common Stock            --            --
All current directors and
 executive officers as a group
 (11 persons).................... Common Stock     5,557,992           1.0%

--------------------
 *   Less than 1% of the outstanding shares of common stock.

(1) Includes 2,541,500 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes 1,125,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 839,100 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(4) Includes 279,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(5) Includes 260,520 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(6) Includes 124,980 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(7) Includes 51,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(8) Includes 51,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

  The following table sets forth as of March 5, 2001, the number of outstanding voting securities of American Home Products Corporation, or AHP, beneficially owned by (1) each director and each director nominee, (2) each executive officer for whom compensation is reported in this proxy statement, and (3) all current directors and executive officers as a group.

                                    Title of   Amount and Nature of Percent of
Name of Beneficial Owner             Class     Beneficial Ownership   Class
------------------------          ------------ -------------------- ----------
Edward V. Fritzky................ Common Stock            --            --
Peggy V. Phillips................ Common Stock            --            --
Douglas E. Williams.............. Common Stock            --            --
John E. Lyons.................... Common Stock            --            --
David A. Mann.................... Common Stock            --            --
Barry G. Pea..................... Common Stock            --            --
Edith W. Martin.................. Common Stock            --            --
Kirby L. Cramer.................. Common Stock            --            --
Robert J. Herbold................ Common Stock            --            --
Joseph M. Mahady................. Common Stock        87,246(1)          *
Lawrence V. Stein................ Common Stock        64,947(2)          *
All current directors and
 executive officers as a
 group (11 persons).............. Common Stock       152,193             *

--------
 *   Less than 1% of the outstanding shares of common stock.

(1) Includes 83,432 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes 61,998 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The shareholders will elect a Board of Directors consisting of nine directors, each of whom will hold office for one year or until their successor is elected and qualified to serve.

  Under the Amended and Restated Governance Agreement dated as of December 15, 1992, AHP is currently entitled to designate two directors, known as AHP directors, who can be officers or employees of AHP and one independent director for election to the Board. While AHP has not yet designated a candidate to serve as an independent director, it may do so at any time. For more information regarding this topic, see the section below entitled RELATIONSHIP WITH AHP--Governance Agreement-- Designation of Candidates for our Board. Proxies may not be voted for a greater number of persons than the number of nominees named.

  The Board has approved the nominees named below, who were designated in accordance with the governance agreement. Unless otherwise instructed, persons named in the accompanying proxy will vote for those nominees. Although we anticipate that all the nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will be voted for the election of such substitute nominees in accordance with the governance agreement.

  The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with Immunex and the period during which the nominee has served as a director of Immunex:

                                                                             Director
  Name      Age              Positions and Offices With Immunex               Since
---------   --- ------------------------------------------------------------ --------
Edward V.
 Fritzky     50 Chief Executive Officer; President; Chairman of the Board      1994
Kirby L.
 Cramer      64 Director                                                       1987
Robert J.
 Herbold     58 Director                                                       2001
John E.
 Lyons       75 Director                                                       1993
Joseph M.
 Mahady(1)   47 Director                                                       1998
Edith W.
 Martin      55 Director                                                       1993
Peggy V.
 Phillips    47 Executive Vice President; Chief Operating Officer; Director    1996
Lawrence V.
 Stein(1)    51 Director                                                       2000
Douglas E.
 Williams    42 Executive Vice President; Chief Technology Officer; Director   1996

--------
(1)  Designated for election by AHP.

  Mr. Fritzky has been Chief Executive Officer and Chairman of the Board since January 1994. In April 1999, Mr. Fritzky was named President. Mr. Fritzky was President of Lederle Laboratories, a division of American Cyanamid Company, from 1992 to 1994 and Vice President of Lederle from 1989 to 1992. Prior to joining Lederle, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc., a subsidiary of Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky also serves on the board of directors of Geron Corporation and SonoSite, Inc. Mr. Fritzky received a B.A. from Duquesne University and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Fritzky is the Chair of the Succession Planning Committee.

  Mr. Cramer has been a director since October 1987. Mr. Cramer is Chairman of SonoSite, Inc. and Northwestern Trust and Investors Advisory Company and Chairman Emeritus of Hazleton Laboratories Corporation. He also serves on the board of directors of Array Bio Pharma, DJ Orthopedics, LLC, Huntington Life Sciences, Landec Corporation and The Commerce Bank of Washington. Mr. Cramer is the Chair of our Compensation Committee and our Stock Option Plan Administration Committee.

  Mr. Herbold has been a director since March 2001. Mr. Herbold was Executive Vice President and Chief Operating Officer of Microsoft Corporation from November 1994 to February 2001. He is currently working part time for Microsoft as Executive Vice President. Mr. Herbold was employed by The Procter & Gamble Company from 1968 to November 1994, and served as Senior Vice President, Advertising and Information Services from 1989 to 1994. He also serves on the board of directors of Weyerhaeuser Company, Agilent Technologies and Terabeam Networks.

  Mr. Lyons has been a director since June 1993. Mr. Lyons retired as Vice Chairman of the Board of Merck Company in 1991. He joined Merck in 1950 as a Research Chemist and held a number of senior marketing and sales positions in the Merck, Sharp & Dohme division of Merck & Company, serving as its President from 1975 to 1985. He was named Corporate Senior Vice President of Merck in 1982, Executive Vice President in 1985, and Vice Chairman of the Board in 1988. Mr. Lyons also serves on the board of directors of Synaptic Pharmaceutical Company.

  Mr. Mahady has been a director since February 1998. Mr. Mahady has held various positions with AHP and Wyeth-Ayerst since 1979. He has been President of Wyeth-Ayerst North America since September 1997. From August 1995 to October 1997, he was President of Wyeth-Ayerst Pharmaceutical Business Division, having been named Senior Vice President in February 1995 and Vice President in October 1991. For a discussion of AHP's right to designate Mr. Mahady as our director, see the section below entitled RELATIONSHIP WITH AHP.

  Dr. Martin has been a director since June 1993. Dr. Martin has been the Chief Executive Officer of Advanced Global Technologies, Inc. since 1992 and Chief Executive Officer of Mill Iron 4 Mill Iron Enterprises since 1994. From March 1999 to March 2000, Dr. Martin was Vice President and Chief Information Officer of Halliburton Company. Dr. Martin was Vice President and Chief Information Officer of Eastman Kodak Company from January 1996 to December 1997. From September 1994 to February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association, or Sallie Mae. From 1992 to September 1994, Dr. Martin was Vice President and Chief Information Officer of the International Telecommunications Satellite Organization, or INTELSAT. Prior to joining INTELSAT, Dr. Martin was Vice President, High Technology Center, The Boeing Company. Dr. Martin also serves on the board of directors of Heska Corporation. Dr. Martin is the Chair of our Audit Committee.

  Ms. Phillips has been a director since July 1996. She joined Immunex in 1986 and was named Senior Vice President, Pharmaceutical Development in September 1994. In October 1999, Ms. Phillips was named Executive Vice President and Chief Operating Officer. She was elected an executive officer of Immunex in July 1995. From 1991 until its dissolution in January 1995, Ms. Phillips was Senior Vice President and Chief Operating Officer of Immunex Research and Development Corporation, our former wholly owned research and development subsidiary. Ms. Phillips received an M.S. in microbiology from the University of Idaho.

  Mr. Stein has been a director since June 2000. Mr. Stein has been Vice President and Deputy General Counsel of AHP since June 2000. He was Senior Vice President and Chief Legal Counsel of Wyeth-Ayerst and Genetics Institute, Inc. and Associate General Counsel of AHP from September 1997 to June 2000. From November 1992 to August 1997, Mr. Stein was Senior Vice President and General Counsel of Genetics Institute. For a discussion of AHP's right to designate Mr. Stein as our director, see the section below entitled RELATIONSHIP WITH AHP.

  Dr. Williams has been a director since April 1996. He joined Immunex in 1988 and was Vice President, Research and Development from 1992 until September 1994, when he was named Senior Vice President, Discovery Research. Dr. Williams was named Executive Vice President and Chief Technology Officer in October 1999. He was elected an executive officer of Immunex in July 1995. Dr. Williams also serves on the board of directors of Amnis Corporation and Genesis Research and Development Corporation Limited, Auckland, New Zealand. Dr. Williams received a Ph.D. in physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division.

Information on Committees of the Board of Directors and Meetings

  During the last fiscal year there were nine meetings of the Board. All incumbent directors attended at least 75% of the Board meetings held. All incumbent directors attended at least 75% of the meetings held by all committees on which they served.

  In accordance with the governance agreement, the Board maintains an Audit Committee, a Compensation Committee, a Nominating Committee, a Stock Option Plan Administration Committee and a Succession Planning Committee.

  The Audit Committee, currently composed of Messrs. Cramer and Lyons and Dr. Martin, is responsible, among other things, for recommending the selection of certified public accountants to the Board, reviewing the scope and results of the audits and reviewing our accounting policies and procedures, and system of internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement. During the past fiscal year, there were three Audit Committee meetings.

  The Compensation Committee, currently composed of Messrs. Cramer, Herbold, Lyons and Stein and Dr. Martin, is responsible for, among other things, recommending to the Board the adoption and amendment of employee benefit plans and arrangements and the engagement of, and terms of any employment agreements and arrangements with, and termination of, all corporate executive officers. During the past fiscal year, there were two Compensation Committee meetings.

  The Nominating Committee, currently composed of Mr. Stein and Dr. Williams, is responsible for the nomination of directors and the solicitation of shareholder proxies. Under the governance agreement, designation of directors for nomination is to be made exclusively by Immunex and AHP. During the past fiscal year, there were no Nominating Committee meetings.

  The Stock Option Plan Administration Committee, currently composed of Messrs. Cramer, Mahady and Stein and Dr. Martin, is responsible, among other things, for administering all of our stock option plans. During the past fiscal year, there were four Stock Option Plan Administration Committee meetings.

  The Succession Planning Committee, currently composed of Messrs. Cramer, Fritzky and Stein, is responsible for planning for the succession of officers and for aiding in the identification and development of qualified candidates for successors to our current executive officers and in key leadership positions throughout Immunex. During the past fiscal year, there was one Succession Planning Committee meeting.

Compensation of Directors

  Each independent director receives $6,000 per quarter and, if the independent director is a chairperson of a committee, an additional $1,000 per quarter. In addition, each independent director receives $1,000 for each Board meeting and each committee meeting attended in person and $500 for each meeting attended telephonically. Directors designated for election by our management, known as management directors, and AHP directors receive no additional compensation for attending Board or committee meetings.

  In 2000, each continuing independent director was entitled, under our Stock Option Plan for Nonemployee Directors, to receive an annual grant of an option to purchase our common stock immediately following our annual meeting of shareholders. Ordinarily, these options would have been to purchase
5,000 shares. However, if a grant to an independent director occurs within 90 days following certain changes in our capitalization (for example, a stock split), the shares subject to such grant are proportionately adjusted to be the same number and class of shares that would have been subject to such grant had it been outstanding immediately prior to the change in capitalization. In the case of the 2000 grant to independent directors, the 3-for-1 split of our common stock effected March 20, 2000 resulted in an application of this adjustment provision and a grant of 15,000 shares to the continuing independent directors on April 25, 2000. All such options vest at a rate of 20% per year over a five-year period.

  In February 2001, our Board suspended our Stock Option Plan for Nonemployee Directors and adopted a Stock Option Grant Program for Nonemployee Directors under our 1999 Stock Option Plan. Under this Program, each independent director receives a one-time grant of an option to purchase 30,000 shares of common stock on the day such director is initially elected or appointed to the Board. Each continuing independent director receives an annual grant of an option to purchase 20,000 shares of common stock immediately following each year's annual meeting of shareholders. This Program contains the same adjustment for changes in capitalization and vesting terms as the Stock Option Plan for Nonemployee Directors discussed above.

             PROPOSAL 2: RATIFICATION OF THE INDEPENDENT AUDITORS

  The Board unanimously recommends that you vote "FOR" ratification of their selection and appointment of Ernst & Young LLP, certified public accountants, to serve as our independent auditors for the year ending December 31, 2001. On February 8, 2001, the Board unanimously approved the recommendation of the Audit Committee that Ernst & Young LLP be retained as our independent auditors and selected and appointed Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2001. The Board's selection and appointment is subject to reconsideration by the Board in the event that our shareholders fail to ratify the selection of Ernst & Young LLP pursuant to this Proposal 2. The Board believes that Ernst & Young LLP, having been our auditor since Immunex's inception, has the advantage of a longstanding, constructive relationship with Immunex. Fees paid to Ernst & Young LLP for the last fiscal year were: annual audit--$182,250, audit related services--$175,376, and all other nonaudit services--$774,654.

  If the shareholders fail to approve this Proposal 2, the Board will reconsider whether or not to retain Ernst & Young LLP as our independent auditors. Whether or not the Board's selection is ratified, the Board in its discretion may retain Ernst & Young LLP or direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such action would be in the best interests of Immunex or our shareholders.

  A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                             RELATIONSHIP WITH AHP

Background

  In June 1993, we merged with American Cyanamid Company's Lederle Oncology business. In November 1994, AHP acquired all of the outstanding shares of common stock of Cyanamid. Thus, AHP became the owner of Cyanamid's then approximate 54% interest in our common stock. Before AHP's purchase of Cyanamid, we entered into an agreement with AHP under which AHP agreed to protect our rights under our agreements with Cyanamid and be bound by Cyanamid's obligations under these agreements. AHP or various divisions or affiliates of AHP have assumed some of the rights and obligations of Cyanamid under the agreements that we entered into with Cyanamid at or after the time of the 1993 merger, including various supply, license and distribution agreements. In the following discussion, AHP refers to AHP, or its various divisions or affiliates, including Cyanamid.

  In November 2000, AHP sold 60,500,000 shares of our common stock in a public offering. In connection with this offering, we also sold 20,000,000 newly issued shares of our common stock. AHP has agreed with us not to sell or transfer any shares of our common stock without our consent before September 30, 2001. As of December 31, 2000, AHP beneficially owned approximately 41% of our outstanding common stock.

  Immunex and AHP are parties to numerous agreements that AHP assumed from Cyanamid or that Immunex entered into directly with AHP. The agreements summarized below, in particular the governance agreement and the product rights agreement, establish the framework for our ongoing relationship with AHP. The summary is not complete and is qualified in its entirety by reference to the governance agreement and the product rights agreement themselves, which are filed as exhibits to various reports, proxy statements or other information we have filed with the SEC.

Governance Agreement

  Overview

  The governance agreement includes, among other matters, provisions relating to:

  . our corporate governance, including the composition of our Board of Directors;

  . AHP's right to purchase additional shares of our common stock from us if specified events occur;

  .  future purchases and sales of our common stock by AHP;

  . the requirement that members of our Board designated by AHP approve specified corporate actions; and

  . the requirement that a supermajority of the members of our Board approve specified corporate actions.

  In August 2000, we and AHP amended some terms of the governance agreement. The changes took effect in November 2000, after AHP's ownership interest in our common stock fell below 45%.

  Designation of Candidates for our Board

  Our Board, following the annual meeting, will consist of nine directors. Under the governance agreement and given AHP's current percentage ownership of our common stock, three directors are designated for election by our management, two are designated for election by AHP and four independent directors are designated for election by agreement between us and AHP. AHP has the right to designate a fifth independent director for election, but has not exercised this right.

  During the term of the governance agreement, the number of directors that AHP has the right to designate is determined by AHP's current percentage ownership of our common stock. If AHP beneficially owns:

  .  less than 20%, AHP will have no right to designate any directors;

  . 20% or above but less than 35%, AHP will have the right to designate one director;

  . 35% or above but less than 45%, AHP will have the right to designate two directors;

  . 45% or above but less than 65%, AHP will have the right to designate three directors; and

  .  65% or above, AHP will have the right to designate four directors.

  In each case, the governance agreement gives our management the right to designate three directors. In addition, if AHP beneficially owns below 45%, there will be at least four independent directors. Until September 30, 2001, for purposes of the governance agreement, any shares of our common stock issued upon exercise of employee or director stock options will not be considered in determining AHP's percentage ownership of our common stock.

  In the event that changes to AHP's interest result in more AHP directors on our Board than AHP has the right to designate, AHP has agreed that it will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of AHP directors as required to make the remaining number of AHP directors conform with the terms of the governance agreement.

  AHP and the management directors each have the right, with some exceptions, to designate replacement directors for AHP or management directors whose terms have ended or who have been removed from office upon resignation, retirement, disqualification, death or other cause. Our Board will elect each person so designated upon nomination by the Nominating Committee, which consists of an equal number of management directors and AHP directors. No individual who is an officer, director, partner or principal shareholder of any of our competitors (other than AHP and its affiliates) may be designated to serve as our director.

  In any election of directors or any meeting of our shareholders called expressly for the removal of directors, AHP has agreed to vote its shares for all nominees in proportion to the votes cast by our other shareholders, except that AHP and its affiliates may cast any or all of their votes, in their sole discretion, (a) in favor of any nominee designated by AHP under the governance agreement and (b) in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934 applies. With limited exceptions, in all other matters submitted to a vote of our shareholders, AHP may vote any or all of its shares in its sole discretion.

  Approval Rights

  So long as AHP has the right to designate at least two of our directors, the approval of at least one director designated by AHP is required for our Board to approve and authorize certain corporate actions. Actions requiring this approval include:

  . our entry into any merger or consolidation or acquisition of any business or assets that would constitute more than 10% of the fair market value of our total assets;

  . our sale, lease, pledge, grant of a security interest in, license, transfer or other disposal of more than 10% of the fair market value of our total assets;

  . with specified exceptions, our issuance of any debt or equity securities or other capital stock;

  . subject to specified exceptions, a reclassification, split, redemption or other acquisition of any of our debt or equity securities;

  . any amendment to our articles of incorporation or bylaws or any change in the size or composition of our Board or a committee thereof, except in accordance with the governance agreement;

  . the establishment of any committee of the Board not specifically described in the governance agreement;

  . our institution of any shareholder rights plan or similar plan or device;

  . our dissolution, adoption of a plan of liquidation or any action to commence any bankruptcy or similar proceeding;

  . our acquisition of technology or products under any license or similar arrangement unless the purchase price or the fair market value of the technology or products is less than $15 million;

  . our payment or discharge of any claim, liability or obligation other than in the ordinary course of business, except where such claim, liability or obligation does not exceed a threshold of $15 million;

  . the commencement or termination of any suit, litigation or proceeding with respect to patent rights, and any other suit, litigation or proceeding that involves a claim, liability or obligation in excess of $15 million or that is material to our business or assets; and

  . any (a) incurrence of indebtedness for borrowed money other than as provided for in our annual operating plans or (b) capital expenditure by us that is greater than both (1) $15 million and (2) the amount provided for such expenditure in our annual operating plans.

  The approval of seven directors (or, if the Board consists of more than nine persons, that number of directors that represents 70% of the total number of directors, rounded up) is required under the governance agreement for Board approval of:

  . the employment of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Scientific Officer;

  . our annual operating plans, which are required to include all material capital expenditures and borrowing plans applicable to the year in question;

  .  our five-year product development and facility plans; and

  . amendment of the governance agreement or provisions of our articles of incorporation or bylaws implementing the governance agreement (this act also requires the approval of two independent directors).

  The approval of six directors, which six directors must include each of the independent directors, is required to authorize and approve the termination of any of our senior officers listed above.

  Subscription Rights of AHP

  So long as AHP has the right to designate at least one of our directors, we must offer AHP the right, in advance, to purchase a pro rata share of any new securities we propose to issue. This right does not apply, however, to securities issued upon exercise of outstanding options or warrants, or to other issuances specified in the governance agreement.

  So long as AHP has the right to designate at least one of our directors, AHP has the option to purchase from us on a quarterly basis additional shares of our common stock or other voting stock to the extent necessary to permit AHP to maintain its percentage ownership of our common stock or other voting stock, as the case may be, as of the immediately preceding quarter. The per share price of the shares purchased pursuant to this right is equal to the fair market value of the shares, as determined in accordance with the governance agreement, on the date of AHP's purchase.

  Transfer of our Common Stock by AHP

  Under the governance agreement, AHP is prohibited from transferring shares of our common stock except in an underwritten public offering, or as permitted by the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended, or to a wholly owned AHP subsidiary. Also, except in an underwritten public offering, AHP may not transfer an amount in excess of 1% of the outstanding shares of our common stock on any given day, nor may any AHP transfer result in the creation of a 5% shareholder of our common stock.

  AHP may, however, transfer all, but not less than all, of the shares of our common stock it beneficially owns to any other person other than an affiliate of AHP, provided that the other person has offered to acquire all of our outstanding shares of common stock on the same terms and conditions as those offered to AHP. If AHP intends to transfer its shares of our common stock, AHP is required to notify us of that intent and, for three months after that notice, we have the opportunity to present to AHP a potential buyer willing to purchase all, but not less than all, of the shares of our common stock beneficially owned by AHP and its wholly owned subsidiaries. In the event that we present a potential buyer, AHP may not consummate a sale on terms less favorable to AHP than those proposed by the potential buyer.

  Material Transactions with AHP

  We may not enter into any contract, agreement or transaction with AHP or any of its affiliates that is material to our business, taken as a whole, unless two-thirds of the members of our Board, excluding our directors designated by AHP and including at least two independent directors, approve that contract, agreement or transaction.

  Registration Rights

  Under the governance agreement, a group of our securities, all of which are currently beneficially owned by AHP, are referred to as registrable securities. The registrable securities include the securities issued to Cyanamid as part of the 1993 merger and any securities issued pursuant to the governance agreement. The 15,544,041 shares of common stock that we issued to AHP in October 2000 upon conversion of a $450 million convertible subordinated note held by AHP, and which AHP subsequently sold in November 2000, were also registrable securities. The holders of at least 25% of the registrable securities may request that we file a registration statement under the Securities Act of 1933 covering the registration of any or all registrable securities held by those holders. We are not obligated to effect more than three of these registrations. The governance agreement, however, does not limit the number of short-form registrations on Form S-3 that may be requested and obtained if we are eligible to use Form S-3, as long as the estimated aggregate offering price to the public exceeds $25 million and the other provisions of the governance agreement are satisfied.

  Subject to specified conditions, if we propose to file a registration statement under the Securities Act on any form (other than on Form S-4 or S-8) that also would permit the registration of registrable securities, and the filing is for the general registration of shares of common stock for cash, we must give notice to the holders of the registration rights and permit those holders to include registrable securities in the registration.

  AHP's registration rights are subject to conditions set forth in the governance agreement. In addition, the governance agreement sets forth specific procedures relating to those registration rights and detailed obligations of the parties. All expenses incident to the performance by us of our obligations relating to the registration of AHP's shares of common stock will be paid by us, except that the holders exercising registration rights will pay all expenses incident to the second or third long-form registration. In addition, the holders of registrable securities will pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the governance agreement, as well as their related attorneys' fees. We and the holders of registrable securities each have agreed to indemnify the other, in certain instances, for liabilities incurred in connection with the registrations.

  Termination

  The governance agreement will terminate when AHP beneficially owns 95% of all classes and series of our common stock, or when AHP no longer owns any of our common stock.

Product Rights Agreement

  In July 1998, we entered into a product rights agreement with AHP, under which we granted AHP an option to obtain royalty-bearing worldwide exclusive licenses to a limited number of our products for all clinical indications. This option is referred to as a "product call." Under the product rights agreement, AHP also owns a right of first refusal to our covered products and technologies that may only be exercised if our Board decides that we will not market a covered product or technology by ourself in any part of the world where we have or acquire marketing rights. AHP's right of first refusal, which is subject to specified negotiation periods and establishment of mutually acceptable terms, applies to our covered products and technologies in all fields, including Nuvance(TM) (IL-4 receptor), ABX-EGF and TRAIL, but not including Leukine(R) (sargramostim, GM-CSF), Mobista(TM) (Flt3 ligand), Avrend(TM) (CD40 ligand), IL-15 and several of our other products. We are not obligated to accept any offer for our covered products and technologies under AHP's right of first refusal.

  The product rights agreement provides AHP with a product call for up to four of our products over the period discussed below. The product rights agreement also provides that AHP must exercise a product call within specified time periods determined by our decision to formally designate the product as an investigational new drug, or IND, track product and when the first positive Phase 2 clinical data for that product is available, or AHP will lose the right to use a product call on that product. Some of our products are excluded from AHP's product calls, including Enbrel(R) (etanercept), Nuvance, Leukine, Mobista, Avrend, IL-15, any product we marketed on or before July 1, 1998, and several other products.

We are currently within the time period during which AHP may exercise a product call with respect to ABX-EGF, Interleukin-1 receptor type II and TRAIL. We are developing ABX-EGF in collaboration with Abgenix, Inc. and TRAIL in collaboration with Genentech, Inc. AHP's product call with respect to ABX-EGF and TRAIL covers only our, and not our collaborators', rights to the product.

  If AHP exercises a product call for one of our products, we will enter into an elected product agreement with AHP granting AHP exclusive worldwide rights (or if less than exclusive worldwide rights are held by us, all of our rights) to this product for all indications. Under the elected product agreement, AHP will pay us an initial fee, milestone payments and royalties on any future worldwide net sales of the product after regulatory approvals. The initial fee, milestone payments and royalties are determined by the development stage of the product when AHP exercises the product call. In total, the initial fees and milestone payments range from $25 million if we have given the product IND status, up to $70 million if we have given notice to AHP that data from the first positive Phase 2 clinical trial results are available for the product. The royalties AHP pays to us increase based on the development stage of the product and based on the product attaining specified annual net sales thresholds.

  Under the product rights agreement, we have the right to keep ownership of up to two of our products for which AHP has exercised product calls, referred to as a "conversion right," in exchange for our commitment to pay milestone payments and royalties to AHP and, in the case of the second exercise of our conversion right only, an initial fee. Our milestone payments to AHP are fixed at one-half the amount AHP would otherwise pay us for a product call, and our royalties payable to AHP are always fixed at the lowest of the four levels of royalties that AHP would otherwise pay us after exercising a product call. If we exercise one of our conversion rights for one of our products, which must be exercised within 30 days after AHP exercises one of its product calls, we will enter into a converted product agreement with AHP for the product that provides for us to make payments to AHP as discussed above, unless AHP has exercised its option to obtain a replacement product call, as discussed below. We cannot exercise our conversion rights on both of the first two product calls AHP exercises. If we exercise a conversion right, AHP may within 30 days elect to obtain one replacement product call from us. AHP's right to elect a replacement call may be exercised only one time. If AHP makes this election, AHP waives its right to receive any applicable initial fee, milestone payments and royalties from us on this converted product. If either party exercises its rights under the product rights agreement and acquires or retains rights to one of our products, the company that exercised these rights assumes independent development responsibility for that product, including the payment of all costs for future product development.

  AHP's rights to exercise product calls under the product rights agreement terminates upon the first to occur of the following events:

  . AHP has exercised product calls and entered into elected product agreements for four of our products, subject to our two conversion rights and AHP's replacement product call;

  . June 30, 2008, with an additional year if we exercise both of our conversion rights; or

  . the later of June 30, 2003, or the date following which AHP has received a total of eight opportunities to exercise a product call for a product for which AHP has requested and obtained specified product information, except that this number increases to nine opportunities in specified circumstances.

  AHP's right of first refusal to our covered products and technologies terminates June 30, 2003.

TACE Agreements

  In December 1995, we entered into research and license agreements with AHP relating to tumor necrosis factor alpha converting enzyme, or TACE. Pursuant to these TACE agreements, we granted AHP a worldwide exclusive license under our intellectual property relating to TACE, and agreed to collaborate with AHP in developing TACE inhibitors, in consideration of specified fixed payments for research services, and contingent additional payments that are payable upon achieving specified research and clinical milestone events. In September 1997, in conjunction with the promotion agreement for Enbrel discussed below, we and AHP amended one of the TACE agreements to substantially increase the royalty payable by AHP to us on the first TACE molecule approved by the FDA, if any. In 2000, we recognized no revenue under the TACE agreements.

TNFR License and Development Agreement

  In July 1996, we entered into a TNFR license and development agreement with AHP under which we retained marketing rights to Enbrel in the United States and Canada, and AHP retained marketing rights to Enbrel outside of the United States and Canada. The TNFR agreement also addresses joint project management, cost sharing for development activities related to Enbrel, manufacturing responsibilities, intellectual property protection and disposition of rights upon relinquishment or termination of product development. AHP's share of development costs totaled $30.1 million during 2000.

Agreements Related to the Manufacturing of Enbrel

  Under the TNFR agreement, we agreed with AHP to negotiate the terms of a supply agreement for the commercial supply of Enbrel to AHP outside the United States and Canada. In November 1998, Immunex and AHP entered into an Enbrel Supply Agreement with Boehringer Ingelheim Pharma KG, or BI Pharma, for the commercial supply of Enbrel to Immunex in the United States and Canada, and to AHP outside of the United States and Canada. The Enbrel supply agreement was amended in June 2000 to offer BI Pharma financial incentives to provide additional near-term production capacity for Enbrel, to facilitate process improvements for Enbrel, and to extend the term of the agreement.

  In August 2000, we and AHP entered into several new agreements related to the manufacturing of Enbrel, including the following:

  . AHP agreed to sell to us at a future date, which is expected to be in the second half of 2002, its biotechnology manufacturing facility in West Greenwich, Rhode Island, which is being retrofitted to increase manufacturing capacity of Enbrel;

  . we and AHP agreed that a substantial majority of the Enbrel produced at BI Pharma will be allocated to us until the Rhode Island facility receives regulatory approval and produces specified quantities of Enbrel; and

  . we and AHP agreed that thereafter a substantial majority of the combined production of Enbrel at three facilities, the BI Pharma facility, the Rhode Island facility and a new manufacturing facility that AHP plans to establish in Ireland, will be allocated to us.

Enbrel Promotion Agreement

  In September 1997, we entered into an Enbrel promotion agreement with AHP, under which AHP, acting through Wyeth-Ayerst, acquired the rights to promote Enbrel to all appropriate customer segments in the United States and Canada for all approved indications other than oncology. Under the terms of the Enbrel promotion agreement, AHP was obligated to pay us up to $100 million in nonrefundable scheduled payments for the U.S. and Canadian promotion rights to Enbrel. We have earned and received all of the scheduled payments.

  The Enbrel promotion agreement also addresses:

  .  the formation of a joint Enbrel management committee;

  . payment to AHP of a certain percentage of any gross profits of Enbrel in the United States and Canada;

  . an allocation of each party's commercial expenses associated with marketing and sales activities with respect to Enbrel;

  . our retained rights to promote Enbrel in the United States and Canada for any approved oncology indications and to co-promote Enbrel in the United States and Canada for any approved indications promoted by AHP;

  . AHP's reimbursement of certain clinical and regulatory expenses associated with obtaining certain new indications for Enbrel;

  .  an allocation of certain intellectual property expenses;

  . certain protections for us in the event AHP markets a product in the United States and Canada that is directly competitive with Enbrel; and

  . the payment of certain residual royalties to AHP in the three years following completion of AHP's activities under the Enbrel promotion agreement.

Convertible Subordinated Note

  On May 20, 1999, we issued a seven-year, 3% coupon, convertible subordinated note to AHP. The principal amount of the note, which was purchased by AHP in a private placement transaction, totaled $450 million. The note was convertible into our common stock at a price of $28.95 per share. The conversion price was set at a 30% premium over the average of the closing prices of our common stock for the eight trading days up to and including May 19, 1999. On October 31, 2000, AHP converted the principal amount of the note into 15,544,041 shares of our common stock.

                              EXECUTIVE OFFICERS

  The following persons are executive officers of Immunex who will serve in the capacities noted until April 26, 2001, or until the election and qualification of their successors. Each officer named below is expected to be reelected at the Board meeting to be held on April 25, 2001.

                                                                                      Officer
       Name          Age              Positions and Offices With Immunex               Since
-------------------  --- ------------------------------------------------------------ -------
Edward V. Fritzky     50 Chief Executive Officer; President                            1994
Peggy V. Phillips     47 Executive Vice President; Chief Operating Officer             1995
Douglas E. Williams   42 Executive Vice President; Chief Technology Officer            1995
David A. Mann         41 Executive Vice President; Chief Financial Officer; Treasurer  1999
Barry G. Pea          43 Senior Vice President; General Counsel; Secretary             2000

  The biographical summaries of Mr. Fritzky, Ms. Phillips and Dr. Williams are provided above in the section entitled ELECTION OF DIRECTORS.

  Mr. Mann joined Immunex in 1995 as Vice President and Controller, a position he served in until April 1999. From April 1999 to October 1999, he was Interim Chief Financial Officer and Vice President. Mr. Mann was named Treasurer in July 1999 and Senior Vice President and Chief Financial Officer in October 1999. He was named Executive Vice President in January 2001. From 1986 to 1995, he was Controller of Fred Hutchinson Cancer Research Center and from 1982 to 1984, he was an auditor at KPMG Peat Marwick. Mr. Mann received a B.A. in accounting from Western Washington University and an M.B.A. from the University of Washington. Mr. Mann is a Certified Public Accountant in Washington.

  Mr. Pea joined Immunex in 1996 as Associate General Counsel. He served as Vice President and Deputy General Counsel from 1998 to June 2000. In June 2000, Mr. Pea was named Senior Vice President, General Counsel and Secretary. From 1989 to 1996, Mr. Pea served in various legal positions at Glaxo Wellcome Inc. and Burroughs Wellcome Co. He received a B.A. with high honors from Wheaton College and a J.D. with honors from Duke University School of Law.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth compensation information as to (1) our Chief Executive Officer and (2) our four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1998, 1999 and 2000. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                                                       Long-Term
                            Annual Compensation      Compensation
                         ------------------------- -----------------
Name and Principal                                 Shares Underlying      All Other
Position                 Year Salary($)   Bonus    Options Awards(#) Compensation($) (1)
------------------       ---- --------- ---------- ----------------- -------------------
Edward V. Fritzky....... 2000 $680,016  $1,445,000      337,500            $69,195
 Chief Executive         1999  567,000     595,350      540,000             52,870
 Officer; President      1998  525,000     525,000      540,000             40,992

Peggy V. Phillips....... 2000  407,004     393,750      180,000             50,934
 Executive Vice          1999  329,185     548,438      240,000             34,902
 President; Chief        1998  269,179     311,025      240,000             25,386
 Operating Officer

Douglas E. Williams..... 2000  340,800     266,233      112,500             33,399
 Executive Vice          1999  252,432     283,982      240,000             24,090
 President; Chief        1998  238,140     193,489      240,000             20,292
 Technology Officer

David A. Mann........... 2000  260,016     257,813       75,000             21,054
 Executive Vice          1999  177,821     190,350      249,600              6,767
 President; Chief        1998  127,904      59,617      124,200              6,256
 Financial Officer;
 Treasurer

Barry G. Pea............ 2000  240,198     257,813       60,500             12,919
 Senior Vice President;  1999  186,666      93,555      140,400              8,664
 General Counsel;        1998  166,465      65,065      144,000              7,150
 Secretary

--------
(1) Consists of matching contributions to a 401(k) savings plan of $63,768, $47,772, $31,239, $19,492, and $11,388, payment of excess life insurance premiums of $2,007, $1,094, $557, $236, and $306, and payment of long-term disability premiums of $3,420, $2,068, $1,603, $1,326, and $1,225, for
    Mr. Fritzky, Ms. Phillips, Dr. Williams, Mr. Mann and Mr. Pea, respectively, in 2000. All dollar amounts are rounded to the nearest whole dollar.

Option Grants in Fiscal 2000

  The following table sets forth information regarding options granted during the fiscal year ended December 31, 2000 to our Chief Executive Officer and the other officers for whom compensation is reported in this proxy statement. Where applicable, this information is adjusted to reflect the 3-for-1 split of our common stock effected March 20, 2000.

                                                                               Potential Realizable
                                                                                       Value
                                           Individual Grants                     at Assumed Annual
                         -----------------------------------------------------         Rates
                         Number of                                                of Stock Price
                         Securities Percent of Total                               Appreciation
                         Underlying Options Granted                              for Option Term(3)
                          Options     to Employees   Exercise Price Expiration ---------------------
Name                     Granted(#)  in Fiscal Year   ($/Share)(1)   Date(2)     5%($)      10%($)
----                     ---------- ---------------- -------------- ---------- ---------- ----------
Edward V. Fritzky.......  337,500          5%           $64.729      2/17/10   13,738,898 34,817,065

Peggy V. Phillips.......  180,000          3%            64.729      2/17/10    7,327,412 18,569,101

Douglas E. Williams.....  112,500          2%            64.729      2/17/10    4,579,633 11,605,688

David A. Mann...........   75,000          1%            64.729      2/17/10    3,053,088  7,737,126

Barry G. Pea............   40,500          1%            64.729      2/17/10    1,648,668  4,178,048
 and....................   20,000         (4)            54.938      7/20/10      690,998  1,751,125

--------
(1) The exercise price of the options is equal to the fair market value of the underlying common stock on the date of grant.

(2) All options granted in 2000 terminate 10 years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

(4) Less than 1%.

Option Exercises in Fiscal 2000 and Year-End Values

  The following table sets forth information for the fiscal year ended December 31, 2000 regarding options exercised by, and held at year end by, our Chief Executive Officer and the other officers for whom compensation is reported in this proxy statement. Where applicable, this information is adjusted to reflect the 3-for-1 split of our common stock effected March 20, 2000.

                                                  Number of Securities
                                                       Underlying           Value of Unexercised
                                                   Unexercised Options      In-the-Money Options
                                                 at Fiscal Year-End (#)    at Fiscal Year-End ($)
                                                ------------------------- -------------------------
                           Shares
                         Acquired on   Value
                          Exercise    Realized
Name                         (#)        ($)     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Edward V. Fritzky.......   340,000   12,963,881  2,018,000    1,429,500   $77,245,782  $37,141,928

Peggy V. Phillips.......    36,000    1,521,563    873,600      803,400    32,327,682   21,321,788

Douglas E. Williams.....    64,800    2,588,681    601,200      615,900    22,676,940   17,213,684

David A. Mann...........   114,000    7,569,307    122,760      427,200     4,189,405   11,030,087

Barry G. Pea............    68,880    3,878,352     48,000      331,220     1,893,240    9,156,455

Change in Control and Employment Agreements

  Messrs. Fritzky, Mann and Pea and Ms. Phillips and Dr. Williams are each covered under our leadership continuity policy. Our leadership continuity policy provides that, if an executive officer's employment is terminated under specified circumstances within two years of the occurrence of a specified change in control of Immunex, then that executive officer will be entitled to receive (1) an amount equal to two years of his or her then-current salary and then-current annual incentive bonus opportunity assuming the target has been achieved at the 100% level for the two-year period following termination of employment, less applicable withholdings required by law; (2) continued participation in our medical, dental, employee assistance and life insurance plans for two years following such termination; and (3) outplacement services.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is currently composed of Messrs. Cramer, Herbold, Lyons and Stein and Dr. Martin. Mr. Stein is a Vice President of AHP. For details on our relationship with AHP, see the section above entitled RELATIONSHIP WITH AHP.

             REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
         COMMITTEE AND THE STOCK OPTION PLAN ADMINISTRATION COMMITTEE

  Our compensation policy as established by the Board is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is our policy to compensate our executive officers taking into consideration industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is our policy to grant stock options to each of our executive officers to align their interests with shareholder value. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified executives; accordingly, we use independently published surveys of biotechnology industry compensation levels to ensure that our compensation practices are comparable to other biotechnology companies.

  Determining the compensation of our executive officers is the responsibility of the Board, through its Compensation Committee, which has overall responsibility for our compensation policies for senior management. Our Stock Option Plan Administration Committee is responsible for administering our stock option plans. The Compensation Committee makes recommendations to the Board as to the salaries of, and incentive bonuses awarded to, our Chief Executive Officer and other executive officers. The Stock Option Plan Administration Committee determines the number and terms of options granted to our Chief Executive Officer, other executive officers and current employees.

  Executive compensation consists of three major components: base salary, annual incentive bonus and stock options. The Compensation Committee has a regular meeting each December to determine the annual salary component of executive compensation to be paid in the following calendar year. At this meeting, the amount of cash incentive bonus compensation to be awarded executives for performance in the current year, which can be higher or lower than the bonus incentive target, is also determined.

  The determination of the base salaries of the Chief Executive Officer and other executive officers is based on annual surveys of similar positions at other biotechnology companies, together with assessments of individual performance and our achievement of predetermined operating goals that are established annually by the Board (the goals for 2000 are described below). Relative weights are assigned to the factors used to determine base salaries for individual executives. Assessments of individual performance include objective standards and subjective evaluations of the value of individual executives to Immunex. The surveys employed include some, but not all, of the companies in the Nasdaq Pharmaceutical Index, one of the indices we use in the performance graph that appears below. The salaries paid to executives in 2000 were determined by reference compensation survey data from various public and proprietary sources. In the case of Mr. Fritzky, the Compensation Committee established a base salary of $680,000 for 2000, which represented approximately 95.2% of the blended comparison rate for chief executive officers. The Compensation Committee established 2000 base salaries for our other executive officers ranging from 83.1% to 103.3% of the blended comparison rate for executives performing similar functions.

  From time to time, the Compensation Committee considers survey data in establishing new annual bonus incentive targets for our executive officers, including annual bonus information provided for executive officers by a representative group of selected biotechnology companies, as well as from proprietary sources obtained by an external compensation consultant. The annual bonus incentive targets most recently approved by the Compensation Committee for our executive officers represented approximately the 50th percentile from these sources. The Compensation Committee has decided that annual bonus incentive awards for our executive officers should be driven by our overall achievements. Company objectives are established at the beginning of each year and approved by the Board. On an annual basis, the Compensation Committee conducts an assessment of our overall performance as measured against our objectives for the applicable year, and at that time the Compensation Committee determines the maximum percentage of the annual bonus incentive targets payable to our executive officers. The annual bonus targets can be increased by the Compensation Committee if we have exceeded our objectives for the year or decreased if we have failed to meet our objectives for the year. An annual bonus award can also be modified upward (up to 200% of the annual bonus incentive target) or downward (to 0%) by the Compensation Committee, depending on the strength of the individual executive officer's performance.

  At its December 2000 meeting, the Compensation Committee approved new year 2000 annual bonus incentive targets for our executive officers. The Chief Executive Officer, Mr. Fritzky, has an annual incentive target of 85% of base salary. In addition, the other officers for whom compensation is reported in this proxy statement were given an annual incentive target of 75% of base salary or 50% of base salary. Although based on the annual incentive target percentages, actual incentive bonuses are subject to modification based on our overall performance, whether we have met our objectives for the year, and based on the individual executive officer's performance.

  Also at its December 2000 meeting, the Compensation Committee elected to establish overall performance incentive targets for Mr. Fritzky and the other executive officers for whom compensation is reported in this proxy statement of 125% of the annual incentive target amount for which each officer was eligible (i.e., 125% of 85% of base salary for Mr. Fritzky, 125% of 75% for Ms. Phillips, 125% of 50% for Mr. Mann, Mr. Pea and Dr. Williams). The Compensation Committee's decision took into account our overall achievement against established 2000 objectives, which had been assigned relative weights by the Board. All of our 2000 objectives previously established by the Board had been met or exceeded, including achievement of budgeted goals for revenue growth and improvement in our net operating results; realization of construction progress goals at the Rhode Island manufacturing facility and the Washington process science facility; accomplishment of certain manufacturing improvements and goals relating to Enbrel; achievement of clinical trial program goals for Enbrel in chronic heart failure and psoriatic arthritis; approval and launch of Novantrone(R) (mitoxantrone for injection concentrate) in worsening forms of multiple sclerosis; initiation of certain clinical trials of Nuvance; advancement of toxicology studies for TRAIL and Interleukin-1 receptor type II; and completion of certain pre-clinical studies. In addition to achieving these goals, the Compensation Committee gave special recognition to the successful completion of a $3.2 billion public offering of our common stock by us and AHP in the fourth quarter of 2000. To qualify compensation for deductibility for federal income tax purposes, it is our policy to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Internal Revenue Code, by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Internal Revenue Code, we intend to minimize any award of compensation in excess of the limit.

  In addition, the Compensation Committee elected to increase the target annual bonus award of Mr. Fritzky and maintain or increase the annual bonus award of the other executive officers discussed above based on the strength of their individual performance in 2000. In the case of Mr. Fritzky as Chief Executive Officer, the Compensation Committee increased his annual bonus award to 200% of 85% of his base salary based on his very strong individual performance in 2000. Thus, when both adjustments to Mr. Fritzky's annual bonus award are combined (i.e., 125% of 85% of base salary for our overall performance against 2000 objectives, and 200% of 85% of his base salary based on his 2000 individual performance), Mr. Fritzky received 250% (125% multiplied by 200%) of 85% of his 2000 base salary of $680,000, which amounted to an annual bonus award of $1,445,000.

  Options to purchase shares of our stock were granted to the officers named in this report, as well as other employees, during 2000. The option grant was undertaken pursuant to our long-term incentive performance award program, initially implemented in 1993, wherein employees are eligible to receive a grant of stock options dependent on individual performance and position held. Under this program in 1999, Mr. Fritzky received a grant to purchase 337,500 shares of stock; other officers named in this proxy statement received grants to purchase between 180,000 and 60,500 shares. The share numbers specified above have been adjusted to reflect the 3-for-1 split of our common stock effected March 20, 2000.

  Compensation Committee

  Kirby L. Cramer
  Robert J. Herbold
  John E. Lyons
  Edith W. Martin
  Lawrence V. Stein

  Stock Option Plan Administration Committee

  Kirby L. Cramer
  Joseph M. Mahady
  Edith W. Martin
  Lawrence V. Stein

                               PERFORMANCE GRAPH

                   Comparison of Cumulative Total Return(1)
         Among Immunex, S&P 500 Index and Nasdaq Pharmaceutical Index

     EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   Pharmaceuticals           S&P 500           Immunex
               -----------------------     -----------     --------------
12/29/95               154.69                 134.11           110.92
12/31/96               187.88                 161.29           131.08
12/31/97               278.98                 211.30           363.00
12/31/98               407.54                 267.65           845.74
12/31/99               183.24                 319.91          2944.34
12/31/00               233.84                 287.47          3277.49
--------
(1) Assumes $100 invested at the close of trading on December 29, 1995 in our common stock, in the S&P 500 Index and in the Nasdaq Pharmaceutical Index.

  NOTE: Stock price performance shown above for our common stock is historical and not necessarily indicative of future price performance.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

  In this context, the Audit Committee hereby reports as follows:

  . The Audit Committee reviewed and discussed the audited financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  . The Audit Committee reviewed with the independent auditors, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and SAS 61 (Codification of Statements on Auditing Standard, AU 380).

  . The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors' independence from management and from Immunex. The Audit Committee considered the compatibility of nonaudit services with the auditors' independence.

  . The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

  . Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Immunex's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

  Audit Committee

  Kirby L. Cramer
  John E. Lyons
  Edith W. Martin

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

  Based solely on our review of the copies of forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2000 all filing requirements required by
Section 16(a) applicable to our officers, directors and greater-than-10% beneficial owners were complied with, with the exception of the filing requirements applicable to John R. Considine, who failed to file a timely Form 3 to report his ownership of our common stock upon becoming a director.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Under the Securities and Exchange Commission's proxy rules, shareholder proposals that meet certain conditions may be included in our proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at our 2002 annual meeting must give notice of the proposal to us no later than November 16, 2001 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to us no fewer than 60 nor more than 90 days prior to the date of the 2002 annual meeting. Even if we receive a proposal from a qualified shareholder in a timely manner, it will not guarantee that proposals inclusion in our proxy materials or its presentation at the 2002 annual meeting because there are other requirements in the proxy rules.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

  Copies of our 2000 annual report to shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies may be obtained from the Secretary of Immunex, 51 University Street, Seattle, Washington 98101.

  OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN OUR 2000 ANNUAL REPORT TO SHAREHOLDERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          Barry G. Pea
                                          Secretary

Seattle, Washington
March 16, 2001

                                                                     Appendix A

                              IMMUNEX CORPORATION
                            AUDIT COMMITTEE CHARTER

  This charter governs the operations of the Audit Committee of Immunex Corporation. The Audit Committee shall review and assess the adequacy of the Audit Committee Charter at least annually.

  Authority

  The Audit Committee shall be appointed by the Board of Directors and shall provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities. In performing its duties, the Audit Committee shall have unrestricted access to all books, records, personnel and facilities of the Company, personnel of the independent auditors and shall be provided the resources necessary to discharge its responsibilities.

  Organization

  The Audit Committee shall be comprised of at least three directors, each of whom are independent of management and the Company. The Audit Committee will meet at least once per quarter and more frequently as required. All Audit Committee members shall be financially literate, or shall become financially literate within a reasonable period of time following appointment to the committee, and at least one member shall have accounting or financial management experience.

  Responsibilities

  The primary responsibility of the Audit Committee is to oversee the financial reporting and internal operating controls of the Company on behalf of the Board of Directors and to report to the Board of Directors the results of their activities. The following are set forth as the principal guidelines and processes for the Audit Committee in performing its responsibilities:

  . The Audit Committee shall have a clear understanding with management and the independent auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors.

  . The Audit Committee shall discuss with the independent auditors their independence from the Company including the representations from the independent auditors required by the Independence Standards Board.

  . The Audit Committee, or its chairperson, shall review the interim financial statements and significant disclosures and financial reporting policy matters with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Such review shall include a discussion of the quality of the financial statements and reasonableness of significant judgments made by management.

  . The Audit Committee shall review with management and the independent auditors the annual financial statements and significant disclosures to be included in the Company's Annual Report on Form 10-K and financial reporting policy matters. Such review shall include a discussion of the quality of the financial statements and reasonableness of significant financial reporting judgments made by management. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors.

  . The Audit Committee shall have direct access to the Corporate Compliance function of the Company including discussions of the scope of their responsibilities and activities and the results of their findings.

  . The Audit Committee shall provide a means for direct access to the Audit Committee by Company personnel or personnel of the independent auditors.

  . The Audit Committee shall review the independent auditors' annual report on internal controls and the responses of management to the report.

                              IMMUNEX CORPORATION

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS-APRIL 26, 2001

     The undersigned hereby appoint(s) Edward V. Fritzky and Peggy V. Phillips and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Immunex Corporation held of record by the undersigned on March 5, 2001 at the Annual Meeting of Shareholders of Immunex to be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington at 9:00 a.m. on Thursday, April 26, 2001, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.



               IMPORTANT-PLEASE DATE AND SIGN ON THE OTHER SIDE

          SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED
                  BY THE SHAREHOLDER IN THE SPACES PROVIDED.
    IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.


           Please mark your votes as indicated in this example.  [X]




   The Board of Directors recommends a vote "FOR" the proposals.

1. Election of the nine nominees to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualify:
   Kirby L. Cramer, Edward V. Fritzky, Robert J. Herbold, John E. Lyons, Joseph
   M. Mahady, Edith W. Martin, Peggy V. Phillips, Lawrence V. Stein and Douglas
   E. Williams.

                  FOR all                      WITHHOLD AUTHORITY
                nominees [ ]              to vote for all nominees [ ]


WITHHOLD for the following only* (Write the name of the nominee(s) in the space below).



--------------------------------------------------------------------------------
*Unless otherwise directed, all votes will be apportioned equally among these persons for whom authority is given to vote.



2. Ratification of the Independent Auditors.

                  FOR              AGAINST            ABSTAIN
                  [ ]                [ ]                [ ]

*By checking the box to the right, I consent to future access of         [ ]
the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield
Park, NJ and the costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.*




Please sign exactly as your name appears on your stock certificate. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.




Signature(s)                                                       Date
            ------------------------------------------------------     ---------

NOTE: Please sign as name appears on your stock certificate. Joint owners should each sign. When signing as attorney, trustee, executor, or other fiduciary acting in a representative capacity, please give full title as such.